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                                                                    EXHIBIT 11

                   CE SOFTWARE HOLDINGS, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
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
                                       			   Three months ended December 31,

                                            	1996  	                 1995

Primary Earnings
  per Share Information:

Weighted average number of
  shares outstanding during
  the quarter	                            5,622,293               	5,739,938

Annualized additional shares
  due to stock options	                           0	                     669
                                         	5,622,293               	5,740,607

Net loss                              	$  (367,955)	                (131,048)

Primary loss per share                	$      (.07)	                    (.02)




Fully Diluted Earnings
  per Share Information:

Weighted average number of
  shares outstanding during
  the quarter	                            5,622,293               	5,739,938

Annualized additional shares
  due to stock options	                         921	                   1,820
	                                         5,623,214	               5,741,758

Net loss	                                 $(367,955)	               (131,048)

Fully diluted loss per share         	    $    (.07)	                   (.02)


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